Exhibit 4.3

THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 20, 2024 among LPL Holdings, Inc., a Massachusetts corporation (the “Company”), LPL Financial Holdings Inc., a Delaware corporation (the “Parent Guarantor”), and U.S. Bank Trust Company, National Association, a national banking association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Parent Guarantor have heretofore executed and delivered to the Trustee an indenture, dated as of November 17, 2023 (the “Indenture”), to provide for the issuance from time to time of the Company’s Securities, to be issued in one or more series as provided in the Indenture, and for the guarantee of the Securities by the Guarantors to the extent described therein.

WHEREAS, Sections 2.1 and 10.1 of the Indenture provide, among other things, that the Company, the Parent Guarantor and the Trustee may, without the consent of the Holders, enter into indentures supplemental to the Indenture to establish the form and terms of Securities of any series and to provide for the issuance of the Notes (as defined below);

WHEREAS, the Company intends by this Supplemental Indenture to create and provide for the issuance of a new series of Securities to be designated as the “6.000% Senior Notes due 2034” (the “Notes”);

WHEREAS, pursuant to Section 10.1(9) of the Indenture, the Company, the Parent Guarantor and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture (as it relates to the Notes), without the consent of any Holder; and

WHEREAS, all things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, issued upon the terms and subject to the conditions set forth hereinafter and in the Indenture and delivered as provided in the Indenture against payment therefor, valid, binding and legal obligations of the Company and the Parent Guarantor, as applicable, according to their terms, and all actions required to be taken by the Company and the Parent Guarantor under the Indenture to make this Supplemental Indenture a valid, binding and legal agreement of the Company and the Parent Guarantor, have been done.

NOW, THEREFORE, for and in consideration of the premises and the purchase of the Notes by the Holders thereof, the Company, the Parent Guarantor and the Trustee mutually covenant and agree, for the equal and proportionate benefit of all Holders of the Securities or of any series thereof, as follows:

ARTICLE I

Definitions and Incorporation by Reference

Section 1.1. Definitions. (a) All capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Indenture.

(b) The following are definitions used in this Supplemental Indenture, and to the extent that a term is defined both herein and in the Indenture, the definition in this Supplemental Indenture shall govern with respect to the Notes.

“Additional Note” has the meaning provided in Section 2.4(f) hereof.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of March 10, 2017, among the Company, the Parent Guarantor, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the lenders and the other parties party thereto from time to time (as amended, amended and restated, extended, supplemented, refinanced, replaced or otherwise modified from time to time with borrowings or commitments from lenders under one or more credit agreements).

“Default”, when used in Section 5.5, Section 8.2 and Section 8.3 of the Indenture and Section 4.3 of this Supplemental Indenture, means any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to the Notes.

“Indenture” has the meaning provided in the recitals.

“Interest Payment Date” has the meaning provided in Section 2.4(c) hereof.

“Issue Date” means the date on which the Notes are originally issued.

“Maturity Date” has the meaning provided in Section 2.4(b) hereof.

“Notes” has the meaning provided in the recitals.

“Par Call Date” means February 20, 2034.

“Permitted Liens” means (1) liens for taxes or assessment or governmental charges or levies (a) that are not then due and delinquent or (b) the validity of which is being contested in good faith; (2) judgment liens arising from any litigation or legal proceedings which are currently being contested in good faith by appropriate proceedings; (3) deposits to secure (or in lieu of) surety, stay, appeal or customs bonds; (4) liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books in accordance with generally accepted accounting principles; (5) liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation; (6) any liens existing on the Issue Date (other than liens securing the Credit Agreement); (7) liens securing indebtedness for borrowed money under the Credit Agreement in an aggregate amount not to exceed $3,275,000,000; (8) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any liens referred to in the foregoing clauses (3), (4), (5) and (6), provided that the principal amount of indebtedness for borrowed money secured thereby and not otherwise authorized as a Permitted Lien shall not exceed the principal amount of indebtedness for borrowed money, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement; and (9) liens securing cash management and treasury services arising in the ordinary course of business.

“Principal Subsidiary” means any Subsidiary of the Company or the Parent Guarantor the total assets of which as set forth in the most recent statement of financial condition of such Subsidiary equal more than 10% of the consolidated total assets of the Company or the Parent Guarantor, as applicable, and their respective Subsidiaries as determined from the most recent consolidated statement of financial condition of the Company or the Parent Guarantor, as applicable, and their respective Subsidiaries.

“Regular Record Date” has the meaning provided in Section 2.4(c) hereof.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the Redemption Date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Section 1.2. Incorporation by Reference of Trust Indenture Act. This Supplemental Indenture is subject to the mandatory provisions of the Trust Indenture Act, which are hereby incorporated by reference in and made a part of this Supplemental Indenture. The following Trust Indenture Act terms have the following meanings:

“indenture securities” means the Notes.

“indenture security holder” means a Holder of the Notes.

“indenture to be qualified” means this Supplemental Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Company, the Parent Guarantor and any other obligor on the indenture securities, if any.

Section 1.3. Rules of Construction. The provisions in the first sentence of Section 1.1 of the Indenture shall apply to this Supplemental Indenture, mutatis mutandis.

ARTICLE II

Application of Supplemental Indenture

and Creation, Forms, Terms and Conditions of Notes

Section 2.1. Application of this Supplemental Indenture. Notwithstanding any other provision of this Supplemental Indenture, the provisions of this Supplemental Indenture, including the covenants set forth herein, are expressly and solely for the benefit of the Holders of the Notes, and any such provisions shall not be deemed to apply to any other Securities issued under the Indenture and shall not be deemed to amend, modify or supplement the Indenture for any purpose other than with respect to the Notes. The Notes constitute a separate series of Securities as provided in Section 2.1 of the Indenture.

Section 2.2. Creation of the Notes. In accordance with Section 2.1 of the Indenture, the Company hereby creates the Notes as a separate series of its Securities issued pursuant to the Indenture. The Notes shall be issued initially in an aggregate principal amount of $500,000,000.

Section 2.3. Form of the Notes. The Notes shall each be issued in the form of a Global Security, duly executed by the Company and authenticated by the Trustee, which shall be deposited with the Trustee as custodian for the Depository or its nominee and registered in the name of the Depository or its nominee. The Depository for the Notes shall initially be DTC, and the Notes representing Global Securities shall initially be registered in the name of “Cede & Co.”, as the nominee of DTC. The Notes shall be substantially in the form of Exhibit A attached hereto. So long as the Depository or its nominee is the registered owner of a Global Security, the Depository or its nominee, as the case may be, shall be considered the sole owner or Holder of the Notes represented by such Global Security for all purposes under the Indenture and under such Notes. Ownership of beneficial interests in such Global Security shall be shown on, and transfers thereof will be effective only through, records maintained by the Depository or its nominee (with respect to beneficial interests of participants) or by participants or Persons that hold interests through participants (with respect to beneficial interests of beneficial owners).

Section 2.4. Terms and Conditions of the Notes. The Notes shall be governed by all the terms and conditions of the Indenture, as supplemented by this Supplemental Indenture. In particular, the following provisions shall be terms of the Notes:

(a) Title; No Limit. The title of the Notes shall be as specified in the Recitals; and the aggregate principal amount of the Notes shall be unlimited.

(b) Stated Maturity. The Notes shall mature, and the principal of the Notes shall be due and payable in U.S. Dollars to the Holders thereof, together with all accrued and unpaid interest thereon, on May 20, 2034 (the “Maturity Date”).

(c) Payment of Principal and Interest. The Notes shall bear interest at 6.000% per annum, from and including May 20, 2024, or from the most recent Interest Payment Date on which interest has been paid or provided for, until the principal thereof becomes due and payable, and on any overdue principal. Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest on the Notes shall be payable semi-annually in arrears in U.S. Dollars on May 20 and November 20 of each year, beginning on November 20, 2024 (each such date, an “Interest Payment Date” for the purposes of this Supplemental Indenture). Payments of interest shall be made to the Person in whose name a Note (or predecessor Note) is registered (which shall initially be the Depository) at the close of business on the May 6 or November 6 (whether or not that date is a Business Day), as the case may be, immediately preceding such Interest Payment Date (each such date, a “Regular Record Date” for the purposes of the Notes under this Supplemental Indenture). Notwithstanding anything to the contrary contained herein or in the Indenture, (i) if any Interest Payment Date would otherwise be a day that is not a Business Day, that Interest Payment Date shall be postponed to the next date that is a Business Day and (ii) if the Maturity Date falls on a day that is not a Business Day, the related payment of principal and interest for the Notes shall be made on the next Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable in respect of such Notes for the period from and after the Maturity Date to the next Business Day.

(d) Registration and Form. The Notes shall be issuable initially as Global Securities as provided in Section 2.3 hereof. The Notes shall be issued and may be transferred only in minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof. All payments of principal, Redemption Price and accrued unpaid interest in respect of the Notes shall be made by the Company as set forth in the Notes.

(e) Legal Defeasance and Covenant Defeasance. The provisions for legal defeasance in Section 11.3 of the Indenture, and the provisions for covenant defeasance in Section 11. 4 of the Indenture, shall be applicable to the Notes. If the Company shall effect a defeasance of the Notes pursuant to Section 11.3 or Section 11.4 of the Indenture, the Company shall cease to have any obligation to comply with the covenants and agreements set forth in Article IV of this Supplemental Indenture.

(f) Further Issuance. Notwithstanding anything to the contrary herein or in the Indenture, the Company may, from time to time, without giving notice to or seeking consent of the Holders of the Notes, create and issue additional Notes having the same interest rate, maturity and other terms (except for the issue date, the public offering price, the first Interest Payment Date and the date from which interest shall accrue) as, and ranking equally and ratably with, the Notes (“Additional Notes”). Additional Notes, together with the previously outstanding Notes, shall constitute and form a single series of Notes under the Indenture, including for purposes of voting and redemptions, and any Additional Notes will be fungible with the existing Notes for United States federal income tax purposes. No Additional Notes may be issued if an Event of Default has occurred and is continuing with respect to the Notes or if the Additional Notes will not be fungible with the existing Notes for United States federal income tax purposes.

(g) Redemption. The Notes are subject to redemption by the Company in whole or in part in the manner described herein.

(h) Ranking; Guarantees. The Notes will be senior unsecured obligations of the Company and will: (i) rank equally in right of payment with all of the Company’s other unsecured and unsubordinated indebtedness and (ii) rank senior in right of payment to all of the Company’s future subordinated indebtedness. The Notes will be guaranteed initially by the Parent Guarantor and thereafter to the extent described in the Indenture.

(i) Sinking Fund. The Notes are not entitled to any sinking fund.

(a) Conversion. The Notes are not convertible into shares of common stock or other securities of the Company, any Guarantor or any other Person.

(b) Other Terms and Conditions. The Notes shall have such other terms and conditions as provided in the form thereof attached as Exhibit A hereto.

ARTICLE III

Redemption; Certain Purchases

Section 3.1. Optional Redemption. (a) Prior to the Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points less (b) interest accrued to, but excluding, the Redemption Date, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the Redemption Date.

(b) On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

(c) The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error. Any redemption pursuant to this Section 3.1 hereof shall be made in accordance with Article III of the Indenture.

Section 3.2. Open Market Purchases. The Company, the Parent Guarantor and their respective Affiliates may acquire Notes from the Holders thereof from time to time, in the open market, in private transactions or otherwise. Any Notes acquired by the Company, the Parent Guarantor or any of their respective Affiliates may, at the acquiror’s discretion, be held, resold or canceled.

ARTICLE IV

Covenants

The covenants set forth in this Article IV shall be applicable to the Company and the Guarantors, as applicable, for so long as any of the Notes are Outstanding, in addition to the covenants in Article V of the Indenture, which shall in all respects be applicable in respect of the Notes.

Section 4.1. Limitation on Liens. Neither the Company nor the Parent Guarantor will, and neither of them will permit any of their respective Subsidiaries to, create, assume, incur or guarantee any indebtedness for borrowed money secured by a pledge, lien or other encumbrance, except for Permitted Liens, on the voting securities of any Principal Subsidiary unless the Company or the Parent Guarantor, as applicable, causes the series of Securities (and if the Company or the Parent Guarantor, as applicable, so elects, any other indebtedness ranking on a parity with the series of Securities) to be secured equally and ratably with (or, at the option of the Company or the Parent Guarantor, as applicable, prior to) any indebtedness for borrowed money secured thereby for so long as such indebtedness for borrowed money is so secured.

Section 4.2. Excepted Indebtedness. Notwithstanding Section 4.1 hereof, and without limiting the Company’s, the Parent Guarantor’s or any of their respective Subsidiaries’ ability to issue, incur, create, assume or guarantee indebtedness secured by Permitted Liens, the Company, the Parent Guarantor and their respective Subsidiaries will be permitted to incur indebtedness for borrowed money secured by a lien, without regard to the restrictions contained in Section 4.1 hereof, if at the time the indebtedness for borrowed money is incurred and after giving effect to such indebtedness for borrowed money and to the retirement of indebtedness which is concurrently being retired, the aggregate principal amount of all indebtedness for borrowed money secured by liens that are restricted by, and not otherwise permitted by, Section 4.1 hereof, does not exceed 10% of the consolidated total assets of the Parent Guarantor and its Subsidiaries, as determined according to generally accepted accounting principles.

Section 4.3. Notice to the Trustee. If any Default or Event of Default under Section 5.1 hereof has occurred and is continuing, within 30 Business Days after its becoming aware of such occurrence, the Company shall deliver to the Trustee an Officer’s Certificate specifying such event and what action the Company is taking or proposes to take with respect thereto.

ARTICLE V

Events of Default

Section 5.1. Events of Default. The Events of Default in Article VII of the Indenture shall be applicable to the Notes. In addition, the following shall be Events of Default with respect to the Notes:

(a) default by the Company, the Parent Guarantor or any of their respective Subsidiaries in the payment at its stated final maturity, after the expiration of any applicable grace period, of principal of, or premium, if any, or interest on, indebtedness for money borrowed in the aggregate principal amount then outstanding of $75.0 million or more, or acceleration of the Company’s, the Parent Guarantor’s or any of their respective Subsidiaries’ indebtedness for money borrowed in such aggregate principal amount or more so that it becomes due and payable before the date on which it would otherwise have become due and payable, if such default is not cured or waived, or such acceleration is not rescinded, within 30 days after notice to the Company and the Parent Guarantor by the Trustee or to the Company, the Parent Guarantor and the Trustee by Holders of at least 25% in aggregate principal amount of Notes then outstanding, in accordance with the Indenture; provided, however, that if any failure, default or acceleration referred to above ceases or is cured, waived, rescinded or annulled, then the Event of Default will be deemed cured; or

(b) failure by the Company, the Parent Guarantor or any of their respective Subsidiaries, within 60 days, to pay, bond or otherwise discharge any final, non-appealable judgments or orders for the payment of money the total uninsured amount of which for the Company, the Parent Guarantor or any of their respective Subsidiaries exceeds $75.0 million, which are not stayed on appeal.

ARTICLE VI

Miscellaneous

Section 6.1. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 6.2. Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control. If any provision hereof limits, qualifies or conflicts with the duties imposed by Section 318(c) of the Trust Indenture Act, such imposed duties shall control. If any provision of this Supplemental Indenture limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under the Trust Indenture Act to be a part of and govern this Supplemental Indenture, such provision of the Trust Indenture Act shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Supplemental Indenture as such provision of the Trust Indenture Act is so modified or excluded, as the case may be.

Section 6.3. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York. This Supplemental Indenture is subject to the provisions of the Trust Indenture Act, that are required to be part of this Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

Section 6.4. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but all such counterparts shall together constitute one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or electronic transmission (in “.pdf’ or other format) shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronically (in “.pdf’ or other format) shall be deemed to be their original signatures for all purposes.

Section 6.5. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 6.6. The Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Parent Guarantor.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

COMPANY:

LPL HOLDINGS, INC.

By:	/s/ Matthew J. Audette
Name: Matthew J. Audette
Title: Chief Financial Officer

PARENT GUARANTOR:

LPL FINANCIAL HOLDINGS INC.

By:	/s/ Matthew J. Audette
Name: Matthew J. Audette
Title: Chief Financial Officer

[Signature page to the Third Supplemental Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

TRUSTEE:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Richard Krupske
Name: Richard Krupske
Title: Vice President

[Signature page to the Third Supplemental Indenture]

EXHIBIT A

FORM OF NOTE

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY (AS DEFINED IN THE INDENTURE) OR A NOMINEE THEREOF. THIS GLOBAL SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITORY OR ITS NOMINEE ONLY IN LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY, OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY, OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY (AS DEFINED IN THE INDENTURE) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CUSIP 50212YAK0

ISIN US50212YAK01

6.000% Senior Notes due 2034

No. R-[•] Issue Date: May 20, 2024	$[•]

LPL Holdings, Inc., a corporation duly organized and existing under the laws of the Commonwealth of Massachusetts, for value received, hereby promises to pay to CEDE & CO. or registered assigns, the principal sum set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto on May 20, 2034.

Interest Payment Dates: May 20 and November 20

Record Dates: May 6 and November 6

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS HEREOF, the Company has caused this instrument to be duly executed.

LPL HOLDINGS, INC.

By:
Name:
Title:

6.000% Senior Notes due 2034

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within mentioned Indenture.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Date:

6.000% Senior Notes due 2034

[Back of Note]

6.000% Senior Notes due 2034

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. The Company promises to pay interest on the principal amount of this Note at 6.000% per annum from and including May 20, 2024, or from the most recent Interest Payment Date (as defined below) on which interest has been paid or provided for, until the principal thereof becomes due and payable, and on any overdue principal. The Company will pay interest on the Notes semi-annually in arrears in U.S. Dollars on May 20 and November 20 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”); provided that the first Interest Payment Date shall be November 20, 2024. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. METHOD OF PAYMENT. The Company will pay interest on the Notes, if any, to the Persons who are registered Holders at the close of business on the May 6 or November 6 (whether or not that date is a Business Day), as the case may be, next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.7 of the Indenture with respect to defaulted interest. Payment of interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof will be required with respect to principal of and any interest and premium on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Until otherwise designated by the Company, the Company’s office or agency will be the office of the Trustee maintained for such purpose. Such payment shall be in such currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. PAYING AGENT AND SECURITY REGISTRAR. Initially, U.S. Bank Trust Company, National Association, the Trustee under the Indenture, will act as Paying Agent and Security Registrar. The Company may change any Paying Agent or Security Registrar without prior written notice, other than notice to the Trustee; provided, however, that the Company will maintain at least one Paying Agent in the City of New York, New York. The Company or any of its Subsidiaries or any of their respective Affiliates may act as Paying Agent or Security Registrar.

4. INDENTURE. The Company issued the Notes under an Indenture, dated as of November 17, 2023 (as amended, supplemented or otherwise modified from time to time, the “Base Indenture”), among the Company, the Parent Guarantor and the Trustee, as supplemented by the Third Supplemental Indenture, dated as of May 20, 2024 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Parent Guarantor and the Trustee. This Note is one of a duly authorized issue of notes of the Company designated as its 6.000% Senior Notes due 2034. The Company may issue Additional Notes pursuant to the Indenture. The Notes are subject to the terms included in the Indenture, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. OPTIONAL REDEMPTION. Prior to February 20, 2034 (the “Par Call Date”), the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 25 basis points less (b) interest accrued to, but excluding, the Redemption Date, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the Redemption Date. On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

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If on the third Business Day preceding the Redemption Date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error. Any redemption pursuant to this Section 5 hereof shall be made in accordance with Article III of the Indenture.

The Company, the Parent Guarantor and their respective Affiliates may acquire Notes from the Holders thereof from time to time, in the open market, in private transactions or otherwise. Any Notes acquired by the Company, the Parent Guarantor or any of their respective Affiliates may, at the acquiror’s discretion, be held, resold or canceled.

6. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Security Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before the mailing or electronic delivery of a notice of redemption of Notes to be redeemed.

7. PERSONS DEEMED OWNERS. Prior to due presentment of this Note for registration of transfer, the Company, any Guarantor, the Trustee and any agent of the Company, any Guarantor or the Trustee, including a Paying Agent, may treat the Person in whose name this Note is registered as the owner of this Note for the purpose of receiving payment of principal of (and premium, if any) and (subject to Section 2.7 of the Indenture) interest on this Note and for all other purposes whatsoever, whether or not this Note be overdue, and neither the Company, any Guarantor, the Trustee nor any agent of the Company, any Guarantor or the Trustee, including a Paying Agent, shall be affected by notice to the contrary.

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8. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

9. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Company, any Guarantor, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

10. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

11. GUARANTEES; DELIVERY OF GUARANTEE. As provided in Section 12.1 of the Indenture, all the obligations of the Company to the Holders of the Notes or the Trustee under the Indenture or this Note are irrevocably and unconditionally guaranteed by the Guarantors to each Holder of this Note once authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, this Note, the obligations of the Company under the Indenture or the Note or irrespective of restrictions of any kind on the Company’s performance of its obligations under the Note. The delivery of this Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in Section 12.1 of the Indenture on behalf of each Guarantor for the Notes.

11. GOVERNING LAW. THE INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

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SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The initial outstanding principal amount of this Global Note is $[•]. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Note Custodian

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